Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”), dated as of May 7, 2015, and effective April 15, 2015 (the “Effective Date”), is made by and between Actinium Pharmaceuticals, Inc. (the “Company”) and Kaushik J. Dave (the “Employee”).

WHEREAS, the Company believes that it is in best interest to make certain payments, cancel certain restricted stock previously granted to Employee, and make a new option grant to Employee pursuant to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein the parties hereby agree as follows:

1. Payments. The Company hereby agrees to pay to Employee (i) $166,825 on or before the effective date; (ii) $22,021 on or before the effective date; (iii) $22,021 by June 30, 2015; (iv) $22,021 by September 30, 2015; (v) $22,021 by December 31, 2015; (vi) $46,490 by April 15, 2016 so long as the Employee is an employee of the Company on such date; and (vii) $52,103 by December 31, 2016, so long as the Employee is an employee of the Company on such date; provided however, that if Employee is not employed by the Company (A) on April 15, 2016 then Employee shall repay to the Company $88,084 (which represents the payments made on April 15, 2015, June 30, 2015, September 30, 2015 and December 31, 2015, of $20,021 each), and (B) on December 31, 2016 then Employee shall repay to the Company $46,490 (which represents the payment made on April 15, 2016).

2. Lockup. Until December 31, 2016, the Employee will not, without the prior written consent of the Company, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer 25,000 shares of common stock of the Company, which such shares vested on September 16, 2014.

3. Restricted Stock Grant. The Employee and the Company each agree that the 68,000 shares of restricted stock previously granted to Employee on February 21, 2014, and are unvested, shall be cancelled and that the Company shall grant to Employee 82,128 options which shall vest according to the following schedule:

No. of Shares of common stock underlying options	Date of Grant	Vesting
82,128 10 year term $2.52 exercise price Subject to terms and provisions of the company’s 2014 Stock Plan	May 7, 2015

Achievement of certain milestones:

●      Filing IND (50%)

●      First Patient in (10%)

●      Hiring of VP-Mfg or other competent person and training so that person is capable of producing Iomab-B (25%)

●      Completion of Actimab-A 1 step labeling (10%)

●      VP Manufacturing or other competent person to handle manufacturing and logistics of Actimab-A (5%)

4. Miscellaneous.

(a) Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

(b) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. This Agreement shall not be assignable except that the Company may assign this contract in connection with a merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

(c) Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.

(d) No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to its principles of conflicts of laws. Each party consents to the jurisdiction and venue of the state and federal courts, as applicable, located in the New York metropolitan area.

(f) Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement. Facsimile transmission of executed copies or signature pages for this Agreement shall be legal, valid and binding execution and delivery for all purposes.

*   *   *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as an agreement under seal as of the date first written above.

ACTINIUM PHARMACEUTICALS, INC.

By:	/s/ David Nicholson
Name:	David Nicholson
Title:	Chairman Compensation Committee

EMPLOYEE:

/s/ Kaushik J. Dave
Name:	Kaushik J. Dave